                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A
                                 AMENDMENT NO. 1

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): February 27, 1997
                              (December 26, 1996)



                         PATRIOT SCIENTIFIC CORPORATION
             (Exact name of registrant as specified in its charter)


   Delaware                         0-22182                       84-1070278
(State or other jurisdiction of   (Commission          (I.R.S. Empl. Ident. No.)
incorporation or organization)    File Number)

                 10989 Via Frontera, San Diego, California 92127
               (Address of principal executive offices) (Zip Code)

                                 (619) 674-5000
              (Registrant's telephone number, including area code)

          12875 Brookprinter Place, Suite 300, Poway, California 92064
            (Former address, if changed from last report.) (Zip Code)

The undersigned registrant hereby amends the following items, financial statements, exhibits or portions of its Current Report on Form 8-K (Date of
Report: January 9, 1997) as set forth in the pages attached hereto.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements of Business Acquired.

                                                                          Page
                                                                          ----
         Audited Financial Statements:

         Report of Independent Accountants................................ F-1

         Balance Sheets as of July 31, 1996 and 1995...................... F-2

         Statements of Operations for the years ended July 31, 1996,
         1995 and 1994.................................................... F-3

         Statements of Changes in Stockholders' Equity for three years ended July 31, 1996.............................................. F-4

         Statements of Cash Flows for the years ended July 31, 1996, 1995 and 1994..........................................................F-5

         Notes to Financial Statements.....................................F-6 -
                                                                           F-14

         Unaudited Financial Statements:

         Balance Sheets as of October 31, 1996 (Unaudited)
         and July 31, 1996................................................. F-15

         Statements of Operations (Unaudited) Three Months Ended
         October 31, 1996 and October 31, 1995............................. F-16

         Statements of Cash Flows (Unaudited) Three Months Ended
         October 31, 1996 and October 31, 1995............................. F-17

         Notes to Financial Statements................................... F-18 -
                                                                          F-19

     (b) Pro Forma Financial Information.

                                                                          Page
                                                                          ----
         Company's Report regarding Pro Forma Financial
         Statements (Unaudited)........................................... F-20

         Pro Forma Consolidated Balance Sheet (Unaudited) as of
         November 30, 1996................................................ F-21

         Pro Forma Consolidated Statement of Operations (Unaudited) Year
         Ended May 31, 1996............................................... F-22

         Pro Forma Consolidated Statement of Operations (Unaudited) Six
         Months ended November 30, 1996................................... F-23

         Notes to Unaudited Pro Forma Consolidated Financial
         Statements....................................................... F-24

     (c) Exhibits.

         2.3      Form of Exchange Offer dated December 4, 1996 between the
                  Company and certain shareholders of Metacomp, Inc.

         2.4      Letter of Transmittal To Accompany Shares of Common Stock of
                  Metacomp, Inc. Tendered Pursuant to the Exchange Offer Dated
                  December 4, 1996.

         23.2     Consent of Harlan & Boettger.

         99.5     Press Release of the Company dated November 4, 1996.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            PATRIOT SCIENTIFIC CORPORATION

Dated:  February 27, 1997                   By:  ROBERT PUTNAM
                                                --------------------------
                                                Robert Putnam
                                                Secretary/ Treasurer

           (Harlan & Boettger Certified Public Accountants Letterhead)









                        REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
METACOMP, INC.:

We have audited the accompanying balance sheets of METACOMP, Inc. a California Corporation, as of July 31, 1996 and 1995, and the related statements of operations, changes in shareholders' equity, and cash flows for the years ended July 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





/s/ Harlan & Boettger

San Diego, California
December 17, 1996

                                 BALANCE SHEETS
                          AS OF JULY 31, 1996 AND 1995

  ASSETS                                                       1996         1995
                                                           ----------   ----------
CURRENT ASSETS
      Cash                                                 $   25,784   $   29,426
      Accounts receivable, net of allowances
        of $0 and $18,096, respectively                       199,401      331,938
      Note receivable (Note F)                                   --        236,120
      Inventory (Note C)                                      465,356      367,854
      Other receivables                                        17,963        1,900
                                                           ----------   ----------
              TOTAL CURRENT ASSETS                            708,504      967,238

PROPERTY AND EQUIPMENT,  NET  (NOTE D)                        118,528      101,097
DEPOSITS                                                       11,161       11,161
                                                           ----------   ----------
                                                           $  838,193   $1,079,496
                                                           ==========   ==========

      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
      Accounts payable                                     $  228,315   $  281,590
      Accrued expenses                                         54,059       65,668
      Current portion of bank debt (Note E)                   312,306      470,179
      Current portion of chapter 11 debt (Note E)                --      1,845,518
      Current portion-Capital Lease Obligations (Note G)        8,746        8,039
                                                           ----------   ----------
      TOTAL CURRENT LIABILITIES                               603,426    2,670,994

LONG TERM DEBT, (NOTE E)
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION (NOTE G)        5,219        6,870
                                                           ----------   ----------

COMMITMENTS AND CONTINGENCIES (NOTES G AND H)

STOCKHOLDERS' EQUITY (DEFICIT)
      Common Stock, no par, 6,000,000 shares
        authorized, 1,103,794 and 2,831,582 shares
        issued and outstanding                                565,282        558,457
      Preferred Stock (Series B), $.01 par, 100,000
        shares authorized; 15,000 and 100,000 shares
        issued and outstanding                                    600          1,000
      Preferred Stock (Series C), $.01 par, 120,000
        shares authorized; no shares and 120,000 shares
        issued and outstanding                                   --            1,200
      Stock subscriptions receivable                             --           (2,200)
      Retained deficit                                       (336,334)    (2,156,825)
                                                          -----------    -----------
              TOTAL STOCKHOLDERS' EQUITY (DEFICIT)            229,548     (1,598,368)
                                                          -----------    -----------
                                                          $   838,193    $ 1,079,496
                                                          ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                 METACOMP, INC.
                            STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED JULY 31, 1996 AND 1995 AND 1994

                                                  1996            1995           1994
                                              -----------     -----------    -----------

NET SALES                                     $ 2,224,708     $ 2,084,982    $ 1,994,090

COST OF SALES                                     796,173         755,392        786,898
                                              -----------     -----------    -----------

      Gross Profit                              1,428,535       1,329,590      1,207,192

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES                          928,192         946,543        954,964

RESEARCH AND DEVELOPMENT
 EXPENSES                                         432,724         285,109        269,879
                                              -----------     -----------    -----------

      Income (loss) from operations                67,619          97,938        (17,651)

OTHER INCOME (EXPENSES)
      Interest expense                            (49,342)        (63,887)       (57,538)
      Interest income                              23,557          21,851         62,624
                                              -----------     -----------    -----------

             TOTAL OTHER INCOME (EXPENSE)         (25,785)        (42,036)         5,086
                                              -----------     -----------    -----------

INCOME (LOSS) BEFORE INCOME TAX
PROVISION AND EXTRAORDINARY ITEM                   41,834          55,902        (12,565)

INCOME TAXES (NOTE P)                                 800             800            800
                                              -----------     -----------    -----------

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM            41,034          55,102        (13,365)

EXTRAORDINARY ITEM (NOTE J)                     1,779,457            --             --
                                              -----------     -----------    -----------

NET INCOME (LOSS)                             $ 1,820,491     $    55,102    $   (13,365)
                                              ===========     ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                                 METACOMP, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                              Stock                        Total
                                        Common Stock             Preferred Stock          Subscriptions    Retained    Shareholders'
                                 Shares         Amount         Shares         Amount       Receivable      Deficit         Equity
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------
BALANCE, JULY 31, 1993          2,831,582    $   558,457        220,000    $     2,200    $    (2,200)   $ 2,198,562)   $(1,640,105)

Net income                           --             --             --             --             --          (13,365)       (13,365)
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------

BALANCE, JULY 31, 1994          2,831,582        558,457        220,000          2,200         (2,200)    (2,211,927)    (1,653,470)

Net income                           --             --             --             --             --           55,102         55,102
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------

BALANCE, JULY 31, 1995          2,831,582        558,457        220,000          2,200         (2,200)    (2,156,825)    (1,598,368)

Issuance of stock prior to
  February 16, 1996               820,166         41,008           --             --             --             --           41,008

Restated issuances of 1 for
  4 reverse stock split        (2,738,811)          --         (165,000)          --             --             --             --

Write down of stock
  subscriptions receivable           --             --             --             --            2,200           --            2,200

Issuances of stock after
  February 16, 1996               144,904        183,475           --             --             --             --          183,475

Conversion of Preferred
  stock (Series B & C)            200,000         41,600        (40,000)        (1,600)          --             --           40,000

Common stock retired             (154,047)      (259,258)          --             --             --             --         (259,258)

Net Income                           --             --             --             --             --        1,820,491      1,820,491
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------

BALANCE, JULY 31, 1996          1,103,794    $   565,282         15,000    $       600    $      --      $  (336,334)   $   229,548
                              ===========    ===========    ===========    ===========    ===========    ===========    ===========


The accompanying notes are an integral part of these financial statements.

                                 METACOMP, INC.
                            STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED JULY 31, 1996, 1995 AND 1994

                                                                                    1996                1995                1994
                                                                                -----------         -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                              $1,820,491           $ 55,102            $ (13,365)
  Adjustments to reconcile net loss
    to net cash used in operating activities:
         Note receivable interest converted to equity                               (23,138)              --
         Discharge of short-term debt                                            (1,839,027)              --                   --
         Write down of stock subscriptions receivable                                 2,200               --                   --
         Depreciation and amortization                                               31,796             17,443               12,522
         Changes in assets and liabilities:
         (Increase) decrease in:
           Notes receivable                                                            --              (21,850)             (62,625)
           Accounts receivable                                                      132,537             10,758               (2,159)
             Other receivables                                                      (16,063)            (1,660)                  50
           Inventories                                                              (97,502)             35,396              (3,396)
           Other current assets                                                        --                    50              (6,778)
         Increase (decrease) in:
           Accounts payable                                                         (59,766)            134,955             112,793
             Accrued expenses                                                       (11,609)             49,183                 768
                                                                                -----------         -----------         -----------

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                 (60,081)            279,377              37,810

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchases of property and equipment                                           (49,227)            (76,014)            (24,597)
                                                                                -----------         -----------         -----------

NET CASH USED IN INVESTING ACTIVITIES                                               (49,227)            (76,014)            (24,597)

CASH FLOWS FROM FINANCING ACTIVITIES
      Financing from capital lease obligations                                        8,120                --                12,150
      Stockholder capital contribution                                              264,483                --                  --
      Payments on short-term debt                                                  (157,873)           (162,884)            (21,726)
      Payments on capital lease obligation                                           (9,064)             (7,262)             (2,845)
      Bank overdraft                                                                   --                (4,832)               (356)
                                                                                -----------         -----------         -----------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                 105,666            (174,978)            (12,777)
                                                                                -----------         -----------         -----------

NET INCREASE (DECREASE) IN CASH                                                      (3,642)             28,385                 436

CASH, BEGINNING OF YEAR                                                              29,426               1,041                 605
                                                                                -----------         -----------         -----------

CASH, END OF YEAR                                                               $    25,784         $    29,426         $     1,041
                                                                                ===========         ===========         ===========

              The accompanying notes are an integral part of these
                              financial statements.

                                 METACOMP, INC.

                          NOTES TO FINANCIAL STATEMENTS
                         (SEE ACCOUNTANTS' AUDIT REPORT)

A.       ORGANIZATION:

         METACOMP, Inc. (the "Company"), founded in 1978, is a privately held, high technology company located in San Diego, California. The Company designs, manufactures, and sells a wide range of high performance data and telecommunications solutions for wide area networking and digital telecommunications requirements.

         On December 3, 1990, the Company filed a Chapter 11 bankruptcy petition. On July 29, 1991, the Bankruptcy Court confirmed the Company's plan of reorganization.

         The Plan provides for 60 monthly payments to creditors with minimum payment amounts averaging $23,400 per month and a cash flow formula which provides for larger amounts based on operating results. The total monthly amount available for payment is apportioned between the secured and unsecured creditors as follows:

                  Phase I - 83% to be applied to the interest and principal amount of the secured creditor and 17% to the payment of claims of the unsecured creditors. This allocation shall continue until the principal balance of the secured creditor is less than 70% of the Company's eligible accounts receivable. Thereafter, Phase II shall apply.

                  Phase II - 60% to be applied to the interest and principal amount of the secured creditor and 40% to the payment of claims of the unsecured creditors. This phase shall continue until the secured creditor is paid in full or all 60 payments have been made.

         The secured creditor is Security Pacific National Bank (now Bank of America) who shall be paid in full with interest at 2% over the Bank's prime rate. Any balance remaining at July 29, 1996 shall be due and payable (Notes J and O).

         The unsecured creditors shall receive the amounts described above and any balance remaining after the 60th payment shall be discharged in full. If only the minimum payments are made, the unsecured creditors will receive approximately 13% of their approved claims. The projection included with the Plan anticipates operating results that will pay the unsecured creditors approximately 53% of their approved claims.

         In connection with the Plan of Reorganization, the Company entered into a Debt Restructure Agreement with Security Pacific National Bank (now Bank of America). The Bank retained an approved claim in the amount of $1,132,821 secured mainly by the Company's accounts receivable, equipment and inventory.

         As of July 31, 1996, all unsecured creditors debt has been discharged and the secured creditor (Bank of America) and the Company have entered into a forbearance agreement for the remaining balance due of $312,306 (Notes J and O).

                                 METACOMP, INC.

                          NOTES TO FINANCIAL STATEMENTS
                         (SEE ACCOUNTANTS' AUDIT REPORT)
                                   (CONTINUED)

B.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Basis of Accounting

         The Company's policy is to use the accrual method of accounting and to prepare and present financial statements which conform to generally accepted accounting principles.

         Inventories

         Raw materials are stated at average cost not in excess of market value. Work-in-process and finished goods are stated at standard cost (which approximates cost on a first-in, first-out basis) not in excess of market value.

         Property and Equipment

         Property and equipment are recorded at cost. Depreciation and amortization of property and equipment is provided using the straight line method over estimated useful lives ranging from five to seven years. Upon retirement or disposal of depreciated assets, the cost and related depreciation are removed and the resulting gain or loss is reflected in income. Major renewals and betterments are capitalized while maintenance costs and repairs are expensed in the year incurred.

         Income Taxes

         Income taxes, are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. Investment and other general business tax credits are accounted for using the flow- through method whereby such credits are reflected as reductions of current tax expense in the year they are allowed for tax purposes.

                                 METACOMP, INC.

                          NOTES TO FINANCIAL STATEMENTS
                         (SEE ACCOUNTANTS' AUDIT REPORT)
                                   (CONTINUED)


C.       INVENTORY:

         Inventory at July 31, 1996 and 1995, consists of the following:

                                                    1996                 1995
                                                  ---------           ---------
Raw materials                                     $ 311,707           $ 283,575
Work-in-process                                      73,494              21,725
Finished goods                                      132,155             103,554
Reserve for inventory                               (52,000)            (41,000)
                                                  ---------           ---------

                                                  $ 465,356           $ 367,854
                                                  =========           =========

         A portion of the Company's inventory, approximately $100,000, is held and sold to a select group of government agencies. This inventory is not considered state of the art; however, it is essential to these customers. Present management believes that the full value of this inventory will be realized over the following twenty-four (24) months.

D.       PROPERTY AND EQUIPMENT:

         Property and equipment at July 31, 1996 and 1995 consists of the following:

                                                              1996        1995
                                                           --------     --------
Leasehold improvements                                     $  3,851     $  3,851
Furniture and fixtures                                       67,852       61,269
Office equipment                                            157,853      149,604
Computer equipment                                          300,712      266,317

                                                            530,268      481,041

Less accumulated depreciation and amortization              411,740      379,944
                                                           --------     --------

                                                           $118,528     $101,097
                                                           ========     ========

                                 METACOMP, INC.

                          NOTES TO FINANCIAL STATEMENTS
                         (SEE ACCOUNTANTS' AUDIT REPORT)
                                   (CONTINUED)


E. LONG-TERM DEBT:

   Long-term debt at July 31, 1996 and 1995 consists of the following:

                                                                     1996            1995
                                                                 ----------       -----------
   Debt restructure agreement with bank, interest rate of
   prime plus 2%, monthly payments of $23,400 or more (83% to bank during Phase I and 60% thereafter)
   to continue until July 29, 1996                                $ 312,306        $   470,179

   Unsecured creditors, no interest, monthly payments of 17%
   of $23,400 during hase I and 40% of $23,400
   thereafter, or more, to continue until July 29, 1996                -            1,845,518
                                                                 ----------       -----------
                                                                    312,306         2,315,697

   Less current portion                                             312,306         2,315,697
                                                                 ----------       -----------

                                                                 $     -          $      -
                                                                 ==========       ===========

F. NOTE RECEIVABLE; RELATED PARTY

         The debtor Michael Wells (former officer) is the maker of a note due secured party (METACOMP) in the principal amount of one hundred sixteen thousand dollars ($116,000) dated August 1, 1991. (This note replaces earlier notes dated January 1, 1988 and August 1, 1990). Annual interest is calculated using the effective interest method, with interest thereon at eight and three quarters percent (8ae%) from January 1, 1988 to July 31, 1990 and nine and three quarters percent (9ae%) from August 1, 1990 to the due date of the note July 31, 1996.

                  At July 31, 1996, 154,047 shares of common stock were received by the Company from Michael Wells in full satisfaction of the outstanding receivable. At the time these common shares were received by the Company, the note receivable balance was $259,258 including accrued interest. Also at this time $2,200 of stock subscriptions receivable have been reclassified to compensation expense.

                                 METACOMP, INC.

                          NOTES TO FINANCIAL STATEMENTS
                         (SEE ACCOUNTANTS' AUDIT REPORT)
                                   (CONTINUED)


G.       COMMITMENT AND CAPITAL LEASE OBLIGATIONS

         METACOMP, Inc. entered into a eight year operating lease with Clar-o-wood for its office facilities located in Rancho Bernardo.

         The Company also leases its telephone system, copier, and test equipment at interest rates between (4-18%). Future minimum lease payments required under the operating and capital leases are as follows:

                                                     Operating    Capital Leases
                                                     ---------    --------------
             1997                                   $    57,540      $   9,501
             1998                                        62,460          2,387
             1999                                        63,660          2,387
             2000                                           -              944
             2001                                           -              -
                                                     ---------    --------------

             Total minimum lease payments              183,660          15,219

             Less amount representing interest                           1,254
                                                                     ---------
             Present value of net minimum lease
               payments                                                 13,965

             Less current portion                                        8,746
                                                                     ---------

             Total                                                   $   5,219
                                                                     =========

H.       CONTINGENCIES:

         The Company entered into a partnership with an unrelated party dated December 30, 1994. Pursuant to this agreement, the Company is liable to its partner for one-half of $59,000 to the extent that the Company has not paid the partner $105,000 in accordance with a Product Development and Consulting Agreement dated December 9, 1994. At this time, no claim has been made by the partner for compensation, although some form of compensation may be paid in the future. Presently, the Company believes that the financial impact is not determinable and that any financial impact attributable to a future settlement would not be material to its financial position, annual operating results or cash flow.

         The Company's former founder and officer resigned on November 13, 1995. In connection with the resignation agreement, certain issues may be outstanding between the Company and the officer in regards to certain rights not specifically dealt with in the agreement. These rights include, without limitation, the Company's right to proceed against the former officer and the officer's right to proceed against the Company. The Company believes any future proceedings or actions occurring with respect to these rights of either party are remote.

                                 METACOMP, INC.

                          NOTES TO FINANCIAL STATEMENTS
                         (SEE ACCOUNTANTS' AUDIT REPORT)
                                   (CONTINUED)


I.       SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

         Operating activities for 1996 and 1995 reflect interest and income taxes paid as follows:

                                           1996            1995            1994
                                         -------         -------         -------

Interest                                 $49,342         $63,887         $55,562
                                         =======         =======         =======

Income taxes                             $   800         $   800         $   800
                                         =======         =======         =======

         Non-cash items:

         During the fiscal year July 31, 1996, the Company received 154,047 shares of common stock from Michael Wells (former officer) for full settlement of the companies $259,258 note receivable which included $23,138 of interest accrued during the fiscal year. Additionally, during the fiscal year July 31, 1996 the Company was discharged of all unsecured creditors debt of $1,779,457, per the debt restructuring agreement, dated July 29, 1991.

J.       EXTRAORDINARY ITEM:

         Per the Company's debt restructure agreement all unsecured creditors debt amounting to $1,779,457 was discharged in full at July 28, 1996.

K.       EMPLOYEE BENEFIT PLANS:

         The Company has a contributory profit sharing plan as defined under Sections 401(a) and 501(a) of the Internal Revenue Code. Under the plan, employees may contribute 1% to 15% of their compensation. At the discretion of the Board of Directors, the Company may contribute additional amounts to the plan on behalf of those who actively participate. Company contributions will vest over a six-year period as established in the plan. No employer matching contributions were made to the plan for the years ended July 31, 1996 and 1995.

         The Company has a qualified stock option plan for the granting of Incentive Stock Options (ISO) to employees. The Plan provides for options to purchase 50,000 shares of unissued common stock for 100% to 110% of fair market value.

         Under the ISO plan, 8,887 shares of common stock were exercised at July 31, 1996, 39,375 shares were granted and 2,738 shares were available for grant.

         A new non-qualified stock option plan was adopted by the Board of Directors on December 15, 1992.

                                 METACOMP, INC.

                          NOTES TO FINANCIAL STATEMENTS
                         (SEE ACCOUNTANTS' AUDIT REPORT)
                                   (CONTINUED)


K.       EMPLOYEE BENEFIT PLANS: (CONTINUED)

         Changes during the twelve months ended July 31, 1996, of common stock options was as follows:

                                                Shares            Price Range
                                               ----------         -----------
Outstanding at July 31, 1995                   1,800,000          $   .05

Granted                                           60,000          $   .05

Expired                                         (500,000)         $   .05

1 for 4 reverse stock split                     (416,875)         $   .20

Exercised                                       (805,416)         $.05 - $.20
                                               ----------         -----------

Outstanding at July 31, 1996                     137,709          $   .20
                                               ----------         -----------


L.       PREFERRED STOCK:

         The Board of Directors authorized the issuance of preferred stock to certain executive officers as an incentive to remain with the Company through the balance of the Plan of Reorganization. 25,000 shares of Series B preferred stock were issued to Michael F. Wells. 15,000 shares of Series C preferred stock were each issued to Norman J. Dawson and Jayanta K. Maitra.

         During the fiscal year July 31, 1996, 10,000 shares of Series B and 30,000 shares of Series C were converted for 5 shares of common stock for each share of preferred stock.

M.       STOCK OPTION PLAN FOR OUTSIDE DIRECTORS:

         Options for 50,000 shares of common voting stock were granted to two outside directors. The option price is 20 cents per share. 15,000 options were exercised and 10,000 options were forfeited during fiscal year 1996.

N.       ABANDONMENT OF SUBSIDIARY:

         In March, 1989, the Company acquired essentially all of the stock of Advanced Electronics Design, Inc. (AED) in exchange for 769,195 shares of common stock of METACOMP. Most of the on-going operations of AED were discontinued in June, 1990. Previous management decided not to reflect the investment in the METACOMP financial statements although consolidated income tax returns were filed for each year since the date of acquisition.

                                 METACOMP, INC.

                          NOTES TO FINANCIAL STATEMENTS
                         (SEE ACCOUNTANTS' AUDIT REPORT)
                                   (CONTINUED)



O.       RESTRUCTURE OF DEBT:

         The Company had current bank debt due and payable at July 29, 1996. The Company did not meet this obligation and entered into a modification agreement which requires a "modification fee" of $5,000 due on July 29, 1996. The Company has met this obligation and are currently in compliance with the banks forbearance agreement.

P.       INCOME TAXES:

         The provision for income taxes for the years ended July 31, 1996 and 1995 are as follows:

                                             1996          1995           1994
                                           --------      --------      --------
Current income taxes                         $    800     $    800     $    800
Deferred income taxes                          17,600       22,400       11,500
Benefit from NOL carryforward                 (17,600)     (22,400)     (11,500)
                                             --------     --------     --------

       Provision for income taxes            $    800     $    800     $    800
                                             ========     ========     ========

         Included in METACOMP's net operating loss is approximately $1,000,000 in operating losses from a subsidiary acquired in 1989 and subsequently abandoned by the Company the following year (Note N). The Company has excluded any net operating loss from AED prior to the acquisition in 1989 and this subsidiary's net operating loss is not reflected on the Company's balance sheet presented for the years ended July 31, 1996 and 1995.

         The Company's total deferred tax asset as of July 31, 1996 is as follows:

                                                   1996
                                               ----------
          Net operating loss carryforwards     $  590,000
          Valuation allowance                    (590,000)
                                               ----------

                Net deferred tax asset         $     -
                                               ==========

                                 METACOMP, INC.

                          NOTES TO FINANCIAL STATEMENTS
                         (SEE ACCOUNTANTS' AUDIT REPORT)
                                   (CONTINUED)


P.       INCOME TAXES: (CONTINUED)

         As of July 31, 1996 the Company has the following approximate net operating loss and general business credit carryforwards. If not utilized they will expire as follows:

               Expiring at
                Year Ending          Net Operating Loss         General Business
                 July 31,            AED          METACOMP           Credit
               -------------    ----------         ----------         ----------
                   2000         $     --           $     --           $   21,000
                   2001               --                 --               55,000
                   2002               --                 --                1,000
                   2003               --                 --               42,000
                   2004            660,000               --               24,000
                   2005            290,000               --                 --
                   2006               --              218,000               --
                   2007              4,000             69,000               --
                   2008             23,000             13,000               --
                   2009             23,000               --                 --
                                ----------         ----------         ----------

                                $1,000,000         $  300,000         $  143,000
                                ==========         ==========         ==========


Q.       SUBSEQUENT EVENTS:

         The Company has signed a letter of intent with Patriot Scientific Corporation ("Patriot"), dated October 30, 1996, to be acquired by Patriot. This acquisition will be effected through an "exchange reorganization" involving the issuance by Patriot of shares of its Common Stock to certain of the shareholders of METACOMP.

                                 METACOMP, INC.
                                 BALANCE SHEETS
                    AS OF OCTOBER 31, 1996 AND JULY 31, 1996

                                                         October 31,   July 31,
  ASSETS                                                    1996         1996
                                                         ---------    ---------
CURRENT ASSETS                                          (Unaudited)

       Cash                                              $     486    $  25,784
       Accounts receivable                                 186,988      199,401
       Inventories (Note 3)                                460,048      465,356
       Other receivables                                    15,784       17,963
                                                         ---------    ---------
                TOTAL CURRENT ASSETS                       663,306      708,504

PROPERTY AND EQUIPMENT,  NET                               110,980      118,528
DEPOSITS                                                     6,366       11,161
                                                         ---------    ---------
                                                         $ 780,652    $ 838,193
                                                         =========    =========

       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
       Accounts payable                                  $ 258,163    $ 228,315
       Accrued expenses                                     42,855       54,059
       Current portion of bank debt                        252,306      312,306
       Current portion-Capital Lease Obligations             6,639        8,746
                                                         ---------    ---------
       TOTAL CURRENT LIABILITIES                           559,963      603,426

LONG TERM DEBT
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION              4,725        5,219
                                                         ---------    ---------

STOCKHOLDERS' EQUITY
       Common Stock, no par, 6,000,000 shares
         authorized, 1,193,599 and 1,103,794 shares
         issued and outstanding                            583,243      565,282
       Preferred Stock (Series B), $.01 par, 100,000
         shares authorized; none and 15,000 shares
         issued and outstanding                               --            600
       Accumulated deficit                                (367,279)    (336,334)
                                                         ---------    ---------
                TOTAL STOCKHOLDERS' EQUITY                 215,964      229,548
                                                         ---------    ---------
                                                         $ 780,652    $ 838,193
                                                         =========    =========

              The accompanying notes are an integral part of these
                             financial statements.

                                 METACOMP, INC.
                       STATEMENTS OF OPERATIONS (UNAUDITED)
              FOR THE THREE MONTHS ENDED OCTOBER 31, 1996 AND 1995

                                                        1996             1995
                                                      ---------        ---------
NET SALES                                             $ 409,871        $ 795,915

COST OF SALES                                           177,292          305,743
                                                      ---------        ---------

       Gross Profit                                     232,579          490,172

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES                                119,376          160,186

RESEARCH AND DEVELOPMENT
 EXPENSES                                               133,093          146,085
                                                      ---------        ---------

       Income (loss) from operations                    (19,890)         183,901

OTHER EXPENSE
       Interest expense                                  11,055           12,444
                                                      ---------        ---------

                TOTAL OTHER EXPENSE                      11,055           12,444
                                                      ---------        ---------


NET INCOME (LOSS)                                     $ (30,945)       $ 171,457
                                                      =========        =========




              The accompanying notes are an integral part of these
                             financial statements.

                                 METACOMP, INC.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)
              FOR THE THREE MONTHS ENDED OCTOBER 31, 1996 AND 1995

                                                           1996         1995
                                                         ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
       Net income (loss)                                 $ (30,945)   $ 171,457
       Adjustments to reconcile net income (loss)
         to net cash provided by operating activities:
       Depreciation and amortization                         7,956        6,590
       Changes in assets and liabilities:
       (Increase) decrease in:
                Accounts receivable                         12,413     (102,059)
                 Other receivables                           2,179        1,560
                Inventories                                  5,308      (28,456)
                Other assets                                 4,795         (370)
       Increase (decrease) in:
                Accounts payable                            29,848      (19,697)
                 Accrued expenses                          (11,204)      12,247
                                                         ---------    ---------

NET CASH PROVIDED BY OPERATING ACTIVITIES                   20,350       41,272

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment                           (408)     (14,828)
                                                         ---------    ---------

NET CASH USED IN INVESTING ACTIVITIES                         (408)     (14,828)

CASH FLOWS FROM FINANCING ACTIVITIES
       Exercise of stock options                            17,361       40,958
       Payments on short-term debt                         (60,000)     (91,158)
       Payments on capital lease obligation                 (2,601)      (1,933)
                                                         ---------    ---------

NET CASH USED IN FINANCING ACTIVITIES                      (45,240)     (52,133)
                                                         ---------    ---------

NET DECREASE IN CASH                                       (25,298)     (25,689)

CASH, BEGINNING OF YEAR                                     25,784       29,426
                                                         ---------    ---------

CASH, END OF YEAR                                        $     486    $   3,737
                                                         =========    =========

              The accompanying notes are an integral part of these
                             financial statements.

                  METACOMP, INC. NOTES TO FINANCIAL STATEMENTS

1.    ORGANIZATION:

      METACOMP, Inc. (the "Company"), founded in 1978, is a privately held, high technology company located in San Diego, California. The Company designs, manufactures, and sells a wide range of high performance data and telecommunications solutions for wide area networking and digital telecommunications requirements.

2.    STATEMENT PRESENTATION:

      The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. They do not include all information and footnotes required by generally accepted accounting principles. The interim financial statements and notes thereto should be read in conjunction with the Company's audited financial statements and notes thereto for the year ended July 31, 1996.

      In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. Operating results for the three month period are not necessarily indicative of the results that may be expected for the year.

3.    INVENTORIES:

      Raw materials are stated at average cost not in excess of market value. Work-in-process and finished goods are stated at standard cost (which approximates cost on a first-in, first-out basis) not in excess of market value.

      Inventories at October 31 and July 31, 1996, consist of the following:

                             October 31
                             (Unaudited)     July 31
                           -------------  ------------
Raw materials              $   308,239       $ 311,707
Work-in-process                 70,825          73,494
Finished goods                 132,984         132,155
Reserve for inventory          (52,000)        (52,000)
                           -------------  ------------
                           $   460,048       $ 465,356
                           =============  ============


4.    STOCKHOLDERS' EQUITY:

      The following table summarizes equity transactions during the three months ended October 31, 1996:

                                   Common Shares    Dollars
                                   -------------  ------------
Balance at July 31, 1996              1,103,794    $ 565,282
Preferred converted to common             3,000          600
Exercise of stock options                86,805       17,361
                                   -------------  ------------
Balance at October 31, 1996           1,193,599    $ 583,243
                                   =============  ============

                                 METACOMP, INC.

5.    SUBSEQUENT EVENT:

      Pursuant to an Exchange Offer and Letter of Transmittal dated December 4, 1996 (the "Offer"), certain shareholders' of the Company exchanged their outstanding shares for shares in Patriot Scientific Corporation ("Patriot"). As consideration for the shares tendered pursuant to the Offer, the shareholders received 1,272,068 unregistered shares of Patriot in January, 1997. The exchange value was 1.1 shares of Patriot for each tendered share of the Company. Patriot is a publicly traded San Diego company engaged in the development of semiconductor microprocessor technology, Integrated Services Digital Network, ISDN, interface technology and radar and antenna technology. The Company's product line will compliment Patriot's ISDN product line.

                         PATRIOT SCIENTIFIC CORPORATION

                           COMPANY'S REPORT REGARDING
                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

Pursuant to an Exchange Offer and Letter of Transmittal dated December 4, 1996 (the "Offer"), Patriot Scientific Corporation, a Delaware corporation, (the "Company") received 96.89% of the outstanding shares, or 1,156,426 shares, of Metacomp Inc., a California corporation ("Metacomp") from 38 shareholders of Metacomp. As consideration for the shares tendered pursuant to the Offer, the Company issued 1,272,068 unregistered shares of its common stock. The exchange rate of 1.1 shares of the Company's stock for each share of Metacomp stock tendered was determined by negotiations. Based on the closing price of the Company's stock as reported on the OTC Electronic Bulletin Board system on December 26, 1996 of $1.375, the value of this acquisition is $1,749,094. An additional $282,796 in acquisition related costs, including $252,796 to a secured creditor of Metacomp, were incurred. The additional costs were paid from cash reserves of the Company.

Pro forma adjustments are based upon current estimates, historical information and certain assumptions that management deems appropriate. The unaudited pro forma consolidated financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred at the dates indicated above or of the future results of the Company.

                         Patriot Scientific Corporation
                      Pro Forma Consolidated Balance Sheet
                            As of November 30, 1996
                                  (Unaudited)

                                                                                          Pro Forma Adjustments
                                                      As Historically Reported*      --------------------------------
                                                     --------------------------      Eliminate          Pooling of     Pro Forma
Assets                                               Patriot           Metacomp      Bank Note         Interest Acctg  Consolidated
                                                     --------------------------      ---------         --------------  ------------
Current assets:
       Cash and cash equivalents                   $  1,568,762    $        486    $   (239,691) 2c    $              1,329,557
       Accounts receivable                               24,866         188,988               -               -         211,854
       Inventories                                      142,118         460,048               -               -         602,166
       Prepaid expenses and other                        52,782          15,784               -               -          68,566
                                                   ----------------------------    ------------        ----------    ----------
         Total current assets                         1,788,528         663,306        (239,691)              -       2,212,143
                                                   ----------------------------    ------------        ----------    ----------
Property and equipment, net                             290,646         110,980               -               -         401,626
Purchased technology, net                               306,167               -               -               -         306,167
Patents, trademarks and other, net                      135,152           6,366               -               -         141,518
                                                   ----------------------------    ------------        ----------    ----------
            Total assets                           $  2,520,493    $    780,652    $   (239,691)              -       3,061,454
                                                   ============================    ============        ==========    ==========
Liabilities and Shareholders' Equity
-------------------------------------------------

Current liabilities
       Accounts payable and accrued liabilities    $    165,394    $    301,018    $          -               -         466,412
       Current portion of bank debt                           -         252,306        (252,306) 2c           -               -
       Current portion-Capital Lease Obligations              -           6,639               -               -           6,639
                                                   ----------------------------    ------------        ----------    ----------
         Total current liabilities                      165,394         559,963        (252,306)              -         473,051

Long-term debt, less current portion                          -           4,725               -               -           4,725
6% Convertible Subordinated Notes                     1,050,000               -               -               -       1,050,000
                                                   ----------------------------    ------------        ----------    ----------
         Total liabilities                            1,215,394         564,688        (252,306)              -       1,527,776
                                                   ----------------------------    ------------        ----------    ----------
Minority interest                                             -               -               -  2a       6,716           6,716
                                                   ----------------------------    ------------        ----------    ----------
Stockholders' equity
       Common stock                                         304         583,243               -  2a    (583,068)        479
       Additional paid-in capital                    10,310,292               -               -  2a     576,352      10,886,644
       Accumulated deficit                           (9,005,497)       (367,279)         12,615  2c           -      (9,360,161)
                                                   ----------------------------    ------------        ----------    ----------
         Total shareholders' equity                   1,305,099         215,964          12,615          (6,716)      1,526,962
                                                   ----------------------------    ------------        ----------    ----------

         Total liabilities and shareholders'
           equity                                  $  2,520,493    $    780,652    $   (239,691)     $        -    $  3,061,454
                                                   ============================    ============        ==========    ==========

       * Historical Patriot balance sheet is as of November 30, 1996 and historical Metacomp balance sheet is as of October 31, 1996.

See accompanying notes to pro forma consolidated financial statements.

                         Patriot Scientific Corporation
                 Pro Forma Consolidated Statement of Operations
                        For the Year Ended May 31, 1996
                                  (Unaudited)

                                                As Historically Reported*          Pro Forma      Pro Forma
                                                    Patriot         Metacomp       Adjustment     Consolidated
                                               ------------------------------   -------------   --------------

Net sales                                      $           -    $   2,224,708   $      -        $   2,224,708
Cost of sales                                              -          796,173          -              796,173
                                               ------------------------------   -------------   --------------
       Gross Profit                                        -        1,428,535          -            1,428,535
                                               ------------------------------   -------------   --------------

Operating expenses:
       Selling, general, and administrative        1,372,422          928,192          -            2,300,614
       Research and development                    1,036,245          432,724          -            1,468,969
                                               ------------------------------   -------------   --------------
         Total operating expenses                  2,408,667        1,360,916          -            3,769,583
                                               ------------------------------   -------------   --------------

Income (loss) from operations                     (2,408,667)          67,619          -           (2,341,048)

Other income (expenses)
       Interest expense                                    -          (50,142)    39,124   2c         (11,018)
       Interest income                                30,456           23,557    (19,562)  2c          34,451
                                               ------------------------------   -------------   --------------
         Total other income (expenses)                30,456          (26,585)    19,562               23,433
                                               ------------------------------   -------------   --------------
Income (loss) before extraordinary item        $  (2,378,211)   $      41,034   $ 19,562        $  (2,317,615)
                                               ==============================   =============   ==============

Income (loss) per common share before                                                                       0
       extraordinary item                      $      (0.10)                                    $       (0.09)
                                               =============                                    ==============
Weighted average common shares
       outstanding                                23,312,419                                       24,584,487
                                               =============                                    ==============

       * Historical Patriot results are for the year ended May 31, 1996 and historical Metacomp results are for the year ended July 31, 1996.


See accompanying notes to pro forma consolidated financial statements.

                         Patriot Scientific Corporation
                 Pro Forma Consolidated Statement of Operations
                   For the Six Months Ended November 30, 1996
                                  (Unaudited)

                                                      As Historically Reported*
                                                -------------------------------    Pro Forma        Pro Forma
                                                   Patriot          Metacomp      Adjustment       Consolidated
                                               ---------------------------------  -----------   ---------------
Net sales                                       $       19,362    $   754,840   $        -      $      774,202
Cost of sales                                           13,583        436,612            -             450,195
                                               ---------------------------------  -----------   ---------------
       Gross Profit                                      5,779        318,228            -             324,007
                                               ---------------------------------  -----------   ---------------

Operating expenses:
       Selling, general, and administrative            776,954        270,547            -           1,047,501
       Research and development                        449,853        233,070            -             682,923
                                               ---------------------------------  -----------   ---------------
         Total operating expenses                    1,226,807        503,617            -           1,730,424
                                               ---------------------------------  -----------   ---------------

Income (loss) from operations                       (1,221,028)      (185,389)           -          (1,406,417)

Other income (expenses)
       Interest expense                                      -        (32,180)      15,160  2c         (17,020)
       Interest income                                  18,543          5,299       (7,580) 2c          16,262
                                               ---------------------------------  -----------   ---------------
         Total other income (expenses)                  18,543        (26,881)       7,580                (758)
                                               ---------------------------------  -----------   ---------------

Income (loss) before extraordinary item         $   (1,202,485)   $  (212,270)  $    7,580      $   (1,407,175)
                                               =================================  ===========   ===============
Income (loss) per common share
       before extraordinary item                $        (0.05)                                 $        (0.05)
                                               ===============                                  ===============
Weighted average common shares
       outstanding                                  24,905,126                                      26,177,194
                                               ===============                                  ===============

       * Historical Patriot results are for the six months ended November 30, 1996 and historical Metacomp results are for the six months ended October 31, 1996.


See accompanying notes to pro forma consolidated financial statements.

                         PATRIOT SCIENTIFIC CORPORATION
            NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL DATA

NOTE 1-     BASIS OF PRESENTATION

            The accompanying unaudited consolidated pro forma balance sheet presents the consolidated financial position of Patriot and Metacomp as of November 30, 1996, assuming that the Merger had occurred as of June 1, 1995. The accompanying unaudited consolidated pro forma statements of operations give effect to the Merger by consolidating the results of operations of the respective companies for the six months ended November 30, 1996 for Patriot and the six months ended October 31, 1996 for Metacomp and for the year ended May 31, 1996 for Patriot and July 31, 1996 for Metacomp assuming that the proposed Merger had occurred as of June 1, 1995.

NOTE 2-     PRO FORMA ADJUSTMENTS

            (a) To reflect the issuance of 1,272,068 shares of Patriot Common Stock in exchange for 96.89% of the shares of outstanding Metacomp Common Stock based upon applying the Exchange Ratio fixed at 1.1 Patriot shares for each share of Metacomp tendered.

            (b) Nonrecurring costs estimated to be $30,000 will be recorded in connection with the Merger. These costs consist primarily of professional fees. Because such costs are nonrecurring, they have not been recorded in the accompanying unaudited consolidated pro forma statements of operations. However, such costs will be charged to income in the first period following the consummation of the Merger.

            (c) At the completion of the Merger, Patriot paid off a secured loan that Metacomp had with its bank in the amount of $252,306. Due to the cash reserves of Patriot, the accompanying pro forma statements reflect as though this loan had been repaid as of June 1, 1995. The associated interest expense for Metacomp and interest income for Patriot have been adjusted to reflect this assumption.

            (d) Pro forma consolidated loss per share calculations are based upon the weighted average common shares outstanding for the Company for each period plus Metacomp's weighted average common shares outstanding multiplied by the Exchange Ratio fixed at 1.1 less the minority interest portion of Metacomp shares not tendered less a total of 5,000,000 shares of the Company's outstanding common stock issued as a contingent cost of the Company's acquisition of its ShBoom Technology which are subject to an escrow arrangement.

NOTE 3-     EXTRAORDINARY ITEM

            The pro forma consolidated statements of operations do not include an extraordinary income amount of $1,779,459. Per Metacomp's debt restructure agreement with all unsecured creditors, this amount was discharged as of July 28, 1996.

NOTE 4-     DEVELOPMENT STAGE COMPANY

            As a result of the merger, the Company will no longer qualify as a development stage company. Accordingly, the pro forma consolidated statements of operations do not include development stage cumulative results.

                                INDEX TO EXHIBITS

Exhibit     Item                                                        Page
-------     ----                                                        ----
2.3         Form of Exchange Offer dated December 4, 1996
            between the Company and certain shareholders
            of Metacomp, Inc. (individual Offers differ as
            to the shareholder)................................Previously filed.

2.4         Letter of Transmittal To Accompany Shares of
            Common Stock of Metacomp, Inc. Tendered
            Pursuant to the Exchange Offer Dated
             December 4, 1996 .................................Previously filed.

23.2        Consent of Harlan & Boettger.......................Filed herewith.

99.5        Press Release of the Company dated
            November 4, 1996...................................Previously filed.